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                                                                    EXHIBIT 5.1
                       [LETTERHEAD OF BROWN & WOOD LLP]

                                 May 14, 1998

Kimco Realty Corporation
3333 New Hyde Park Road
New Hyde Park, New York  11042

Ladies and Gentlemen:

          This opinion is rendered in connection with the filing by Kimco Realty Corporation, a Maryland corporation ("Kimco"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of its common stock, par value $.01 per share (the "Kimco Common Stock"), and depositary shares (the "Kimco Class D Depositary Shares"), each of which represents a one-tenth fractional interest in a new issue of 7.5% Class D Cumulative Convertible Preferred Stock, liquidation preference $250.00 per share (the "Kimco Class D Preferred Stock"), in connection with the proposed merger of REIT Sub Inc., a Maryland corporation and a wholly owned subsidiary of Kimco, and The Price REIT Inc., a Maryland corporation, pursuant to an Agreement and Plan of Merger dated as of January 13, 1998, as amended as of March 5, 1998 and April , 1998 (the "Merger Agreement"), and the transactions related thereto.

          In our capacity as your counsel in connection with such Registration Statement, we are familiar with the proceedings taken and proposed to be taken by Kimco in connection with the authorization and issuance of the Kimco Common Stock and Kimco Class D Depositary Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We have been furnished with, and with your consent have relied upon, certificates of officers of Kimco with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

          We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of Maryland and the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.


          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

          1. The shares of Kimco Common Stock issuable pursuant to the Merger Agreement have been duly authorized. Upon adoption by the Board of Directors of Kimco of a resolution in form and content as required by applicable law and upon issuance and delivery of such shares in the manner contemplated by the Merger Agreement and by such resolution, such shares of Kimco Common Stock will be validly issued, fully paid and nonassessable.

          2. Kimco has the authority pursuant to its charter to issue up to 700,000 shares of Kimco Class D Preferred Stock and 700,000 shares of Kimco Class D Excess Preferred Stock. When a series of preferred stock has been duly reclassified in accordance with the terms of Kimco's charter and applicable law, and upon adoption by the Board of Directors of Kimco of a resolution in form and content as required by applicable law and upon issuance and delivery of such shares in the manner contemplated by the Merger Agreement and by such resolution, such shares of Kimco Class D Preferred Stock will be validly issued, fully paid and nonassessable.


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          3. The Deposit Agreement between Kimco and BankBoston, N.A.
 (the "Depositary") (when the final terms thereof have been duly established), in the form of Exhibit 4.16 to the Registration Statement (the "Deposit Agreement"), constitutes the legally valid and binding agreement of Kimco, enforceable against Kimco in accordance with its terms.

          4. The Kimco Class D Depositary Shares have been duly authorized and when the depositary receipts representing the Depositary Shares (the "Depositary Receipts") in the form contemplated and authorized by the Deposit Agreement have been duly executed and delivered by the Depositary and delivered in the manner contemplated by the Merger Agreement, and when all corporate action necessary for the issuance of such Kimco Class D Depositary Shares and the underlying Kimco Class D Preferred Stock has been taken, such Kimco Class D Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Depositary Receipts and such Deposit Agreement for such Depositary Receipts.

          The opinion set forth above in paragraph 3 is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.



          To the extent that the obligations of Kimco under the Deposit Agreement may be dependent upon such matters, we assume for purposes of this opinion that the Depositary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Depositary is duly qualified to engage in the activities contemplated by the Deposit Agreement; that the Deposit Agreement has been duly authorized, executed and delivered by the Depositary and constitutes the legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms; that the Depositary is in compliance, generally and with respect to acting as a Depositary under the Deposit Agreement, with all applicable laws and regulations; and that the Depositary has the requisite organizational and legal power and authority to perform its obligations under the Deposit Agreement.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included therein.

          This opinion is rendered to you and is for your benefit in connection with the transactions covered hereby. This opinion may not be furnished to, or quoted by, any other person without our prior written consent.

                                       Very truly yours,

                                       /s/ Brown & Wood LLP

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